Exhibit 99.1

Blue Apron Holdings, Inc. Reports First Quarter 2020 Results

Key Highlights:

•

Delivered net loss and adjusted EBITDA for the first quarter of 2020 in line with previously provided guidance range. Net loss for the first quarter of 2020 was $20.1 million and adjusted EBITDA was a loss of $5.8 million.

•	Net revenue increased 8% and customers increased 7% sequentially from the fourth quarter of 2019 primarily as a result of reaccelerated marketing efforts.
•

Improved certain key customer metrics including average revenue per customer and orders per customer, with year-over-year increases of 5% and 4% respectively, representing the fifth consecutive quarter of year-over-year improvements in both metrics.

•

Subsequent to the first quarter Blue Apron has seen significant increase in demand following the various stay at-home  and restaurant restriction orders and other restrictions on consumers that have been enacted throughout much of the country in response to the COVID-19 pandemic.

New York, NY – April 29, 2020 – Blue Apron Holdings, Inc. (NYSE: APRN) announced today financial results for the quarter ended March 31, 2020.

“As planned, we have started to deliver on the first stage of our growth strategy with sequential quarter-over-quarter growth in both net revenue and customers, along with continued strength in certain other key customer metrics, which we saw even prior to the impact of COVID-19,” said Linda Findley Kozlowski, Blue Apron Chief Executive Officer. “As we move into the second quarter of 2020, we are focused on driving customer retention and establishing longer-term consumer habits out of the heightened demand we have been seeing as a result of the impact of COVID-19, including stay-at-home and restaurant restriction orders and other changes. Given this, we expect that this uptick in demand can be maintained beyond the period of direct impact of COVID-19, even as restrictions begin to be lifted.

“Our growth strategy is also helping us to address the more recent changes in our business related to the COVID-19 pandemic.  Since late March, we have seen increased demand from existing, returning and new customers in response to the COVID-19 pandemic, and we are proud of our team’s quick actions taken across the business to address this increased demand, particularly after the initial spike in demand where we were unable to fully meet the increased order volume. As more customers invite us into their homes, we believe the appreciation they have for the quality meal experience we deliver is helping to grow our connection to them and we look forward to having them continue to cook with us. I am grateful to all our employees for their commitment and efforts in providing consumers access to our high-quality meal kits made from delicious ingredients during these unprecedented times.”

Effect of COVID-19 Pandemic on Blue Apron’s Business

Beginning late in the first quarter of 2020, Blue Apron has experienced a significant increase in demand for its meal kits primarily as a result of changes to consumer behavior following the implementation of stay-at-home and restaurant restriction orders throughout much of the United States in response to the COVID-19 pandemic. In order to meet the increased demand, the company is taking action to increase capacity at its fulfillment centers, including hiring new employees and temporarily reducing variety in menu options, which limits the need to change production lines and allows for more time to pack meal kits. At the same time, the company has taken a variety of safety measures following federal, state, and local guidelines at its fulfillment centers. These safety measures include enhanced daily cleaning and disinfection policies, enhanced personal sanitation efforts and implementing social distancing throughout the fulfillment centers. To date, while the company has held production at times in order to implement some of its enhanced safety measures, Blue Apron has not experienced significant disruptions in its operations of its fulfillment centers,  and has not experienced any significant disruptions in its supply chain or any carrier interruptions or delays.

The COVID-19 pandemic did not have a material impact on the company’s consolidated financial statements for the three months ended March 31, 2020.  The company's leadership is monitoring the continuing impact of the COVID-19 pandemic on its business and the global economy, including impacts on consumer behavior relating to cooking at home, and the company believes there will be an ongoing positive impact on demand for its meals, although the duration and extent of this demand increase is unknown.

First Quarter 2020 Financial Results

•

Net revenue decreased 28% year-over-year to $101.9 million in the first quarter of 2020, compared to the first quarter of 2019, reflecting the company’s deliberate reduction in marketing spend in prior periods while focusing on marketing efficiency and targeting high affinity consumers. Sequentially, net revenue increased 8% quarter-over-quarter largely reflecting the company’s reaccelerated marketing efforts in the first quarter of 2020 as well as seasonal trends in the business.

•

Cost of goods sold, excluding depreciation and amortization (COGS), as a percentage of net revenue increased 120 basis points year-over-year from 58.3% to 59.5% primarily driven by increases in shipping costs due to rate increases from shipping carriers and increases in fulfillment packaging and labor costs, partially offset by a decrease in food costs as a result of improved planning and process-driven strategies. COGS improved by 150 basis points as a percentage of net revenue quarter-over-quarter largely reflecting the expected seasonal trends in the business.

•

Marketing expense was $15.0 million, or 14.8% as a percentage of net revenue, in the first quarter of 2020, compared to $14.2 million, or 10.0% as a percentage of net revenue, in the first quarter of 2019 as the company reaccelerated its marketing efforts, including increased focus on brand awareness.

•

Product,  technology, general, and administrative (PTG&A) costs decreased 13% year-over-year from $39.1 million in the first quarter of 2019 to $34.2 million in the first quarter of 2020, reflecting the company’s continued focus on expense management and optimization of its cost structure.

•

Other operating expense was $3.2 million in the first quarter of 2020, representing $8.1 million in charges related to the planned Arlington facility closure announced in February 2020, including a $7.4 million non-cash impairment charge on long-lived assets, $0.6 million of employee-related expenses and $0.1 million of other exit costs, partially offset by a $4.9 million non-cash gain, net of a $1.5 million termination fee, on a lease termination in March 2020 related to the company’s unoccupied Fairfield facility. Other operating expense for the first quarter of 2019 was $0.2 million, representing employee-related expenses associated with the Arlington facility restructuring announced in January 2019.

•

Net loss was $20.1 million, and diluted loss per share was $1.51, in the first quarter of 2020 based on 13.3 million weighted average common shares outstanding, compared to a net loss of $5.3 million, and diluted loss per share of $0.41, in the first quarter of 2019 based on 13.0 million weighted average common shares outstanding. Sequentially, net loss decreased $1.7 million quarter-over-quarter from a net loss of $21.9 million in the fourth quarter of 2019. All periods presented have been adjusted to reflect the company’s one-for-fifteen reverse stock split that became effective on June 14, 2019.

•

Adjusted EBITDA decreased 167% year-over-year to a loss of $5.8 million in the first quarter of 2020, compared to a profit of $8.6 million in the first quarter of 2019. Sequentially, adjusted EBITDA loss improved by $2.5 million quarter-over-quarter from a loss of $8.3 million in the fourth quarter of 2019.

Key Customer Metrics

•	Key customer metrics included in the chart below reflect the company’s deliberate marketing investments while executing on strategic priorities, as well as trends of the business and seasonality.

	Three Months Ended,
	March 31,	December 31,	March 31,
	2020	2019	2019
Orders (in thousands)	1,763	1,622	2,482
Customers (in thousands)	376	351	550
Average Order Value	$57.68	$58.14	$57.15
Orders per Customer	4.7	4.6	4.5
Average Revenue per Customer	$271	$269	$258

For a description of how Blue Apron defines and uses these key customer metrics, please see “Use of Key Customer Metrics” below.

Liquidity and Capital Resources

•	Cash and cash equivalents was $29.5 million as of March 31, 2020.
•

Cash used in operating activities totaled $12.6 million for the first quarter of 2020 compared to cash from operating activities of $5.1 million in the first quarter of the prior year as a result of increased net losses.

•	Capital expenditures totaled $1.6 million for the first quarter of 2020. This represents a decrease of $0.1 million in capital expenditures from the first quarter of 2019.
•

Free cash flow totaled cash used of $14.2 million for the first quarter of 2020 compared to free cash flow generated of $3.4 million in the first quarter of the prior year driven by a decrease in operating cash flow, partially offset by reduced capital expenditures.

•

As the company announced in February, its Board of Directors continues to evaluate a broad range of strategic alternatives to maximize shareholder value, including to support the execution of the company’s growth strategy.

Second Quarter 2020 Outlook

Based on second quarter trends to date, Blue Apron today provided an outlook for certain second quarter 2020 financial metrics, which are based on certain assumptions regarding the company’s business, trends, seasonal factors and, in particular, the impact of COVID-19 and the response of various government authorities. The below guidance is based on certain assumptions regarding the continued impact of COVID-19 on the company’s business, including as a result of changes in consumer behavior and grocery alternatives, and the magnitude and timing of the impact on the company’s business when the effects of COVID-19 and related restrictions begin to ease. Further, the following guidance assumes that the company will not experience any significant disruptions in its fulfillment operations or supply chain as a result of the COVID-19 pandemic.

For the second quarter, the company expects net revenue will grow year over year in the high single digits on a percentage basis to approximately $130.0 million. Notwithstanding substantial investments in its front-line fulfillment center team as volume ramps up, the company expects to deliver a net loss of no more than $6.0 million, positive adjusted EBITDA of at least $5.0 million and positive operating cash flow of at least $10.0 million.

Conference Call and Webcast

Blue Apron will hold a conference call and webcast today at 8:30 a.m., Eastern Time to discuss its first quarter 2020 results and business outlook. The conference call can be accessed by dialing (877) 883-0383 or (412) 902-6506, utilizing the conference ID 3644668.  Alternatively, participants may access the live webcast on Blue Apron’s Investor Relations website at investors.blueapron.com.

A recording of the webcast will also be available on Blue Apron’s Investor Relations website at investors.blueapron.com following the conference call. Additionally, a replay of the conference call can be accessed until Wednesday, May 6, 2020 by dialing (877) 344-7529 or (412) 317-0088, utilizing the conference ID 10142448.

About Blue Apron

Blue Apron’s mission is to make incredible home cooking accessible to everyone. Launched in 2012, Blue Apron is reimagining the way that food is produced, distributed, and consumed, and as a result, building a better food system that benefits consumers, food producers, and the planet.  Blue Apron has developed an integrated ecosystem that enables the company to work in a direct, coordinated manner with farmers and artisans to deliver high-quality products to customers nationwide at compelling values.

Forward-Looking Statements

This press release includes statements concerning Blue Apron Holdings, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. Blue Apron has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, the company achieving its expectations with regards to its expenses and revenue, its ability to maintain and grow adjusted EBITDA and to achieve profitability, the sufficiency of the company’s cash resources, the company’s need for additional financing, its ability to effectively manage expenses and cash flows, and its ability to remain in compliance with the financial and other covenants under the company’s revolving credit facility; its ability, including the timing and extent, to obtain additional financing and sufficiently manage costs and to fund investments in operations in amounts necessary to support the execution of the company’s growth strategy; its ability, including the timing and extent, to successfully execute the company’s growth strategy, cost-effectively attract new customers and retain existing customers, and to expand its direct-to-consumer product offerings; its ability to sustain the recent increase in demand resulting from the COVID-19 pandemic and to retain new customers; its ability to withstand the impact of the COVID-19 pandemic on the company’s operations and results, including as a result of the loss of adequate labor, any prolonged closures, or series of temporary closures, of one or more fulfillment centers, supply chain or carrier interruptions or delays, or changes in consumer behaviors, both when stay-at-home and restaurant restriction orders are lifted and/or as a result of the COVID-19 pandemic’s impact on financial markets and economic conditions; its ability to identify, consummate and realize the anticipated benefits of strategic alternatives and the structure, terms and specific risks and uncertainties associated with any such potential strategic alternatives;

achieving its expectations regarding the benefits and expected costs and charges associated with the company’s plan to close its Arlington, Texas fulfillment center, together with any potential disruption to its workforce and operations associated with such closure and related transfer of production volume to its Linden, New Jersey and Richmond, California fulfillment centers; its ability to maintain and grow the value of the company’s brand and reputation; its expectations regarding, and the stability of, its supply chain, including potential shortages or interruptions in the supply or delivery of ingredients, as a result of COVID-19 or otherwise; its ability to maintain food safety and prevent food-borne illness incidents; its ability to accommodate changes in consumer tastes and preferences or in consumer spending; its ability to effectively compete; its ability to attract and retain qualified employees and key personnel; its ability to comply with modified or new laws and regulations applying to its business; risks resulting from its vulnerability to adverse weather conditions, natural disasters and public health crises, including pandemics; its ability to obtain and maintain intellectual property protection; and other risks more fully described in the company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”) on February 18, 2020,  the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 to be filed with the SEC, and in other filings that the company may make with the SEC in the future. The company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information

This press release includes non-GAAP financial measures, adjusted EBITDA and free cash flow, that are not prepared in accordance with, nor an alternative to, financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

The company defines adjusted EBITDA as net earnings (loss) before interest income (expense), net, other operating expense, other income (expense), net, benefit (provision) for income taxes and depreciation and amortization, adjusted to eliminate share-based compensation expense. The company presents adjusted EBITDA because it is a key measure used by the company’s management and board of directors to understand and evaluate the company’s operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the company believes that the exclusion of certain items in calculating adjusted EBITDA can produce a useful measure for period-to-period comparisons of the company’s business.  Further, Blue Apron uses adjusted EBITDA to evaluate its operating performance and trends and make planning decisions, and it believes that adjusted EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the items that the company excludes. Accordingly, Blue Apron believes that adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in its financial and operational decision-making.

There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

•

adjusted EBITDA excludes share-based compensation expense, as share-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the company’s business and an important part of its compensation strategy;

•	adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

•

adjusted EBITDA excludes other operating expense, as other operating expense represents non-cash impairment charges on long-lived assets, a non-cash gain, net of termination fee, on lease termination, and restructuring costs;

•	adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;
•	adjusted EBITDA does not reflect income tax payments that reduce cash available to us; and
•	other companies, including companies in the company’s industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The company defines free cash flow as net cash from (used in) operating activities less purchases of property and equipment. The company presents free cash flow because it is used by the company’s management and board of directors as an indicator of the amount of cash the company generates or uses and to evaluate the company’s ability to satisfy current and future obligations and to fund future business opportunities. Accordingly, Blue Apron believes that free cash flow provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s ability to satisfy its financial obligations and pursue business opportunities, and allowing for greater transparency with respect to a key financial metric used by its management in its financial and operational decision making.

There are a number of limitations related to the use of free cash flow rather than net cash from (used in) operating activities, which is the most directly comparable GAAP equivalent.  Some of these limitations are:

•

free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt repayments or capital lease obligations that are not deducted from the measure; and

•	other companies, including companies in the company’s industry, may calculate free cash flow differently, which reduces its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA and free cash flow should be considered together with other financial information presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable measures calculated in accordance with GAAP is set forth below under the heading “Reconciliation of Non-GAAP Financial Measures”.

Use of Key Customer Metrics

This press release includes various key customer metrics that we use to evaluate our business and operations, measure our performance, identify trends affecting our business, project our future performance, and make strategic decisions. You should read these metrics in conjunction with our financial statements. We define and determine our key customer metrics as follows:

Orders

We define Orders as the number of paid orders by our Customers across our meal, wine and market products sold on our e-commerce platforms in any reporting period, inclusive of orders that may have eventually been refunded or credited to customers.

Customers

We determine our number of Customers by counting the total number of individual customers who have paid for at least one Order from Blue Apron across our meal, wine or market products sold on our e-commerce platforms in a given reporting period.

Average Order Value

We define Average Order Value as our net revenue from our meal, wine and market products sold on our e-commerce platforms in a given reporting period divided by the number of Orders in that period.

Orders per Customer

We define Orders per Customer as the number of Orders in a given reporting period divided by the number of Customers in that period.

Average Revenue per Customer

We define Average Revenue per Customer as our net revenue from our meal, wine and market products sold on our e-commerce platforms in a given reporting period divided by the number of Customers in that period.

Media Contact

press@blueapron.com

Investor Contact

investor.relations@blueapron.com

aprn@jcir.com

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,505	$43,531
Accounts receivable, net	209	248
Inventories, net	24,712	25,106
Prepaid expenses and other current assets	13,644	8,864
Total current assets	68,070	77,749
Property and equipment, net	138,314	181,806
Other noncurrent assets	4,868	6,510
TOTAL ASSETS	$211,252	$266,065
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$26,539	$23,972
Accrued expenses and other current liabilities	25,743	30,366
Deferred revenue	7,814	6,120
Total current liabilities	60,096	60,458
Long-term debt	53,646	53,464
Facility financing obligation	35,976	71,689
Other noncurrent liabilities	10,873	12,455
TOTAL LIABILITIES	160,591	198,066
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	50,661	67,999
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$211,252	$266,065

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per-share data)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net revenue	$101,857	$141,890
Operating expenses:
Cost of goods sold, excluding depreciation and amortization	60,638	82,704
Marketing	15,032	14,234
Product, technology, general, and administrative	34,217	39,148
Depreciation and amortization	6,753	8,604
Other operating expense	3,198	230
Total operating expenses	119,838	144,920
Income (loss) from operations	(17,981)	(3,030)
Interest income (expense), net	(2,155)	(2,232)
Income (loss) before income taxes	(20,136)	(5,262)
Benefit (provision) for income taxes	(9)	(13)
Net income (loss)	$(20,145)	$(5,275)

Net income (loss) per share – basic*	$(1.51)	$(0.41)
Net income (loss) per share – diluted*	$(1.51)	$(0.41)
Weighted average shares outstanding – basic*	13,305,805	12,979,900
Weighted average shares outstanding – diluted*	13,305,805	12,979,900

*Reflects the 1-for-15 reverse stock split that became effective on June 14, 2019.

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(20,145)	$(5,275)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization of property and equipment	6,753	8,604
Loss (gain) on disposal of property and equipment	—	110
Loss (gain) on build-to-suit accounting derecognition	(4,936)	—
Loss on impairment	7,448	—
Changes in reserves and allowances	(425)	(671)
Share-based compensation	2,240	2,835
Non-cash interest expense	182	125
Changes in operating assets and liabilities	(3,721)	(590)
Net cash from (used in) operating activities	(12,604)	5,138
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,611)	(1,734)
Proceeds from sale of property and equipment	59	67
Net cash from (used in) investing activities	(1,552)	(1,667)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of debt issuance costs	—	(7)
Proceeds from exercise of stock options	486	102
Principal payments on capital lease obligations	(77)	(66)
Net cash from (used in) financing activities	409	29
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(13,747)	3,500
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	46,443	97,307
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$32,696	$100,807

BLUE APRON HOLDINGS, INC.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(20,145)	$(21,862)	$(5,275)
Share-based compensation	2,240	2,301	2,835
Depreciation and amortization	6,753	6,921	8,604
Other operating expense	3,198	2,080	230
Interest (income) expense, net	2,155	2,225	2,232
Provision (benefit) for income taxes	9	8	13
Adjusted EBITDA	$(5,790)	$(8,327)	$8,639

		Three Months Ended
		March 31,
		2020	2019
Reconciliation of net cash from (used in) operating activities to free cash flow
Net cash from (used in) operating activities		$(12,604)	$5,138
Purchases of property and equipment		(1,611)	(1,734)
Free cash flow		$(14,215)	$3,404

Second Quarter 2020 Outlook

Three Months Ended
June 30, 2020
Low
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(6,000)
Share-based compensation	2,500
Depreciation and amortization	7,000
Other operating expense	—
Interest (income) expense, net	1,500
Provision (benefit) for income taxes	0
Adjusted EBITDA	$5,000